EXHIBIT 14.02

SECURITIES TRADING POLICY

1.Objectives

1.1.The objective of this Securities Trading Policy is to regulate transactions in the Securities (a) by establishing the applicable conduct, guidelines and restrictions, in an orderly way and within the parameters established by law and the other policies of the Company; and (b) ensuring transparency in transactions in the Securities to avoid the use of Privileged Information for the benefit of Bound Persons (insider trading) or of third parties benefited by Bound Persons (tipping) in trading in the Securities.

1.2.In addition to the Bound Persons, the rules of this Trading Policy also apply to cases in which trading in the Securities by Bound Persons occur for their own benefit, whether directly or indirectly, through the use of, for instance: (a) a company directly or indirectly controlled by them; (b) third parties with whom they have an agreement for the management, trust or administration of a portfolio of investments in financial assets; and/or (c) attorneys-in-fact or agents.

1.3.The natural persons indicated in items (b), (c), (d), (e) and (f) of the definition of Bound Persons must strive to ensure that this Trading Policy is observed by their spouses, partners and dependents included on their annual income tax return. For purposes of this Trading Policy, any transactions carried out by spouses, partners and dependents included on the annual income tax return will be deemed as carried out by the Bound Persons to whom they are related.

2.Scope

2.1.This Trading Policy applies to the trading of any Securities by Bound Persons.

3.Definitions

3.1.For the purposes of this Securities Trading Policy, the following terms, when their initial letter is capitalized, will have the following meanings, and may be in singular or plural form:

“Managers”: means the Statutory officers and members of the Board of Directors of the Company.

“Material Fact or Event”: means any decision by the Controlling Shareholders, resolution of the Shareholders Meeting or the management bodies of the Company or any other fact or event of a political, administrative, technical, business, economic-financial nature related to the Company’s business that could have a considerable influence on (i) the price of the Securities; (ii) the decision of investors to buy, sell or hold the Securities; or (iii) the decision of investors to exercise any rights inherent to their condition as holders of the Securities or of assets referenced to them, pursuant to CVM Resolution 44.

“Blackout Period”: meaning in accordance with the definition of item 5.1 of this Trading Policy.

“Stock Exchange”: means any stock exchange or organized over-the-counter trading market in which the Company’s Securities are admitted for trade, in Brazil or abroad.

“Company”: means Gerdau S.A.

“Control”: means (i) the power held by a natural person, Entity or group of persons or Entities, bound by a voting agreement, or under shared control, that hold partner rights that assures them, on a permanent basis, the majority of votes in resolutions of the Shareholders Meetings and the power to elect the majority of managers in an Entity; and (ii) the effective use of their power to manage the corporate activities and orient the functioning of the bodies of the Entity. The meaning of the terms “Subsidiary,” “Parent Company” and “Controlling Shareholder” is related to the definition of Control.

“CVM”: means the Securities and Exchange Commission of Brazil.

“Investor Relations Officer”: means the Officer of the Company responsible for providing information to investors, to the CVM and to the Stock Exchange, among other duties in regulations of the CVM.

“Entity”: means any legal or unincorporated entity, including, but not limited to, companies of any type, in fact or under the law, associations, consortia, investment funds, joint ventures or partnerships.

“Privileged Information”: means any information concerning any Material Fact or Event, as defined by CVM Resolution 44, that has not yet been disclosed to the investor public and to which the Bound Persons had privileged access to due to their role or position.

“CVM Resolution 44”: among other matters, the disclosure and use of information on Material Facts or Events involving public corporations, and the trading in securities issued by public corporations prior to the disclosure of material facts.

“Brazilian Corporation Law”: means Federal Law 6,404, of December 15, 1976, as amended, which governs Brazilian corporations.

“Trading of Relevant Equity Interest”: means a transaction or group of transactions through which the direct or indirect interest held by (a) direct or indirect Controlling Shareholders; (b) shareholders that elect members of the Board of Directors or the Audit Board; (c) any natural person or Entity, group of persons or Entities, acting jointly or representing the same interest, exceeds five percent (5%), ten percent (10%), fifteen percent (15%) and successively, of any type or class of shares of the Company.

“Bodies with Technical or Advisory Functions”: means bodies of the Company, created by its Bylaws, with technical functions or intended to advise its Managers.

“Bound Persons”: means the Company; (b) direct and indirect Controlling Shareholders, Subsidiaries, Associate Companies or Parent Company; (c) Managers and members of the Audit Board of the Company, of Subsidiaries and of Associate Companies; (d) members of Bodies with Technical or Advisory Functions; (e) any person who, due to their role or position in the Company, Subsidiaries, Associate Companies or Parent Company, have access to any Privileged Information; and (f) Relevant Third Parties, during the duration of their agreement with the Company, Subsidiaries, Associate Companies or Parent Company.

“Individual Investment Plans”: meaning in accordance with the definition of item 7.1 of this Trading Policy.

“Securities Trading Policy”: means this Securities Trading Policy.

“Associate Companies”: means the Entities in which the Company holds significant influence, under Brazilian Corporation Law and the applicable legislation.

“Subsidiaries”: means the Entities in which the Company, directly or through other Subsidiaries, holds any partner rights that ensure Control power.

“Parent Company”: means the Entity that holds Control power over the Company.

“Relevant Third Parties”: means the individuals or Entities which have a commercial, professional or fiduciary relationship with the Company, such as independent auditors, securities analysts, consultants, advisors, lawyers, accountants, contractors, institutions which are part of the securities distribution system and suppliers that, after being engaged by the Company, its Subsidiaries or Associate Companies, gain knowledge of or may gain knowledge of a Material Fact or Event not yet disclosed to the Market.

“Declaration of Acceptance”: means the instrument to be entered into by the Bound Persons and recognized by the Company, under which each Bound Person expresses their awareness of the rules of this Trading Policy and undertakes to comply with them and ensure that the rules are observed by persons under their influence, including Subsidiaries or Associate Companies, spouses, partners and dependents.

“Securities”: Means any shares, bonds, subscription bonuses, receipts (including those issued outside Brazil with spread in shares) and subscription rights, American Depositary Receipt (“ADR”), promissory notes, call or put options, indexes and derivatives of any type, or any other securities or collective investment contracts issued by the Company, or referenced thereto, which by legal determination are considered securities.

4.Acceptance

4.1.The restrictions on trading in the Securities set forth in this Trading Policy are applicable independent of express acceptance by the Bound Persons. However, for a Bound Person to benefit from the exceptions to the blackout periods in item 6.1 below, they must first sign the Declaration of Acceptance of this Trading Policy.

4.2.The Company will maintain filed at its headquarters an updated list of the signatories to this Policy and their respective information, including their employment relationship, position or function, address and tax identification number.

5.Trading Restrictions

5.1.Periodic restrictions. Bound Persons are prohibited from trading in the Securities or any other securities affected by a Material Fact or Event related to the Company, irrespective of any instruction by the Investor Relations Officer in this regard (“Blackout Period”).

a)

during a period of fifteen (15) days prior to disclosure of (ii) the quarterly financial information (“ITR”) and annual financial statements (“DFP”) of the Company, required by CVM; or (ii) the preliminary financial information of the Company;

b)

during the period from the date of the resolution by a competent body and the respective publications of the notices or announcements, in the cases of (i) capital increases; (ii) distributions of net income; (iii) share bonuses or their derivatives; or (iv) share splits.

5.2.One-off restrictions due to Material Facts or Events. Trading in the Securities is prohibited prior to the disclosure to the market of a Material Fact or Event of the Companies of which the Bound Persons have knowledge, including, but not limited to, the existence of plans to carry out (i) any form of corporate restructuring involving the Company, Subsidiaries, Associate Companies or Parent Company; (ii) any transaction involving the divestment or acquisition of material assets, including shares in the Company.

5.3.Permanence of restriction. Bound Persons who have stepped down from management positions in the Company but who, due to the positions they held, have knowledge of Material Facts or Events or other Privileged Information prior to their disclosure, are prohibited from trading in the Securities. This restriction shall last until (a) the disclosure of such Material Fact or Event of which they have knowledge; or (b) a period of six (6) months as from their termination has transpired, whichever occurs first.

5.4.Trading during share buyback periods. Bound Persons are prohibited from trading in shares in the Company on days on which the Company is executing buy or sell orders of shares issued by the Company.

5.5.Stop orders. Bound Persons may use a stop order mechanism to buy or sell Securities, provided that such mechanism is set not to operate during the Blackout Period. If the securities brokerage used by the Bound Person is unable to set dates for use of the stop order mechanism, it may not be used for the trading in the Securities during any period.

5.6.Restriction on Purchase of Treasury Shares. The Board of Directors may not resolve to purchase shares for holding in treasury during the period between the adoption of procedures and initial acts and the disclosure of Material Facts or Events arising from the transfer of Control of the Company or any corporate restructuring.

5.7.The Bound Persons must ensure that any parties with which they maintain business, professional or fiduciary relationship refrain from trading in the Securities when they have access to Privileged Information. To such effect, the Bound Persons must make their best efforts to ensure that such parties, from the moment they gain access to the Privileged Information, safeguard its confidentiality by signing non-disclosure agreements and Declarations of Acceptance.

6.Exceptions to the Restrictions

6.1.The aforementioned restrictions do not apply in the following events:

a)

transactions in Securities with the purpose of fulfilling obligations undertaken prior to the start of the Blackout Period arising from loans of Securities, the exercise of call or put options by third parties and forward purchase and sale agreements;

b)

trading operations involving fixed income Securities carried out through operations involving matched commitments for repurchase by the seller and resale by the buyer, for settlement on a predetermined date, prior to or coincident with the maturity of the securities that are the object of the transaction, carried out with returns or with predetermined remuneration parameters;

7.Individual Investment Plan

7.1.The Individual Investment Plan is a written instrument through which a Bound Person voluntarily and irrevocably undertakes to invest in or divest from, individually or collectively, the Securities on predetermined dates or periods and in compliance with the following rules:

a)

the Individual Investment Plan shall be formalized in writing and be verifiable, including with regard to its establishment and to the realization of any changes in its content. It also shall establish, irrevocably, the dates or events and the values or volumes of the trades to be carried out by the participants.

b)

The Individual Investment Plan must be valid for a minimum period of at least three (3) months and must establish a minimum term of six (6) months for the actual Investment Plan, for any changes to it or for its cancellation to produce effects.

c)

during the validity of the Individual Investment Plan, the participant is required to buy or sell Securities as previously established, even if the Material Fact or Event has not yet been disclosed to the market and during the fifteen (15) days prior to disclosure of the quarterly or annual financial information of the Company.

d)

The Individual Investment Plan must be filed at the headquarters of the Company and be approved in advance by the Investor Relations Officer, who will determine its compatibility with the provisions of this Trading Policy. Changes to the Individual Investment Plan may be accepted only if approved by the Investor Relations Officer and the Chief Legal Officer, and

e)

the Individual Investment Plan may be terminated unilaterally and at the discretion of the Bound Person, which must be formally notified in writing to the Investor Relations Officer. Immediately after the Investor Relations Officer receives the formal notice, the person terminating the plan will lose all rights arising from the exceptions in the Individual Investment Plan.

7.2.Particularly with regard to the Controlling Shareholders, Managers, members of the Audit Board and members of Bodies with Technical or Advisory Functions, the Board of Directors shall verify, at least semiannually, the compliance of the trading operations carried out by the participants of the Individual Investment Plan.

7.3.Participants of the Individual Investment Plan are prohibited from simultaneously maintaining more than one plan in force and from carrying out any transactions that nullify or mitigate the economic effects of the operations to be determined by the Individual Investment Plan.

8.Termination of Status

8.1.Subject to item 5.3 above, the Bound Persons will lose such status and consequently no longer be bound by this Trading Policy in the following cases:

a)	resignation or termination, by any means, of the functions or activities performed by any person listed as Bound Persons; and

b)	death of the natural person or dissolution of the legal person classified as Bound Persons.

8.2.The termination of the status of Bound Persons with regard to this Trading Policy may be requested by means of a formal communication to the Investor Relations Officers of the Company.

9.Relevant Third Parties

9.1.The provisions of this Trading Policy do not exclude the responsibility of Relevant Third Parties not directly connected to the Company and who have access to Privileged Information.

9.2.The commercial agreements entered into by and between the Company and Relevant Third Parties must contain rules ensuring the confidentiality of information that could constitute a Material Fact or Event, as well as compliance with the rules established by the CVM pertaining to trading in the Securities. In the case of Relevant Third Parties who work in a profession subject to professional confidentiality rules, in accordance with the rules applicable to the exercise of the profession, at the Company’s discretion, the express clause in the respective commercial agreements regarding the provisions in the first part of item 9.2 may be excluded.

10.Procedures for Safeguarding Confidentiality and Securities Trading

10.1.Bound Persons must ensure that any parties with which they maintain commercial, professional or fiduciary relationships refrain from trading in the Securities when they have access to Privileged Information. For such, the Bound Persons must endeavor their best efforts to ensure that such persons, from the moment they gain access to the Privileged Information, safeguard their confidentiality by signing non-disclosure agreements and/or a Declaration of Confidentiality.

10.2. Bound Persons shall safeguard the confidentiality of the information related to Material Fact or Event to which they have privileged access due to their role, position or function until its disclosure to the market, and endeavor every effort to ensure that subordinates and third parties in a position of trust do the same, being jointly liable in the event of noncompliance.

10.3. Bound Persons must also follow the procedures below: (a) involve only persons deemed necessary in actions that could result in a Material Fact or Event; (b) refrain from discussing Privileged Information in the presence of third parties without such knowledge, even if it is expected that such third parties would not be able to infer the meaning of the topic discussed; (c) refrain from discussing Privileged Information in conference calls in which they cannot be certain of who is participating; and (d) take necessary and adequate measures to safeguard the confidentiality of documents, whether in physical or electronic form, containing Privileged Information (security, password protection, etc.).

10.4.When Privileged Information must be disclosed to employees of the Company, the person responsible for communicating the Privileged Information shall ensure that the person receiving such Privileged Information is aware of the provisions of this Securities Trading Policy.

10.5.Bound Persons who, inadvertently or without authorization, communicate, personally or through third parties, a Material Fact or Event before it is disclosed to the market, through any means of communication, including to the media or in meetings with trade associations, investors, analysts or select publics, in Brazil or abroad, it must immediately report it to the Investor Relations Officer so that they can take the appropriate measures.

11.Violations and Sanctions

11.1.In cases of violations of the terms and procedures established in this Trading Policy, the Investor Relations Officer is responsible for taking the measures applicable in the internal environment of the Company, without prejudice to the sanctions applied by the competent authorities, under the legislation in force.

11.2.If the Shareholders Meeting is empowered by law or the bylaws to take the appropriate measure, the Board of Directors must call such meeting to resolve on the matter.

12.Miscellaneous

12.1.This Securities Trading Policy complies with, when applicable, the principles of the Disclosure Policy of the Company, whose applicability is secondary to the interpretation and execution of this Securities Trading Policy.

12.2.Any questions and clarifications concerning the interpretation or applicability of this Securities Trading Policy should be addressed to the Investor Relations Officer, who must respond to them within fifteen (15) days of their receipt.

12.3.The unauthorized disclosure of the Privileged Information of the Company not publicly disclosed is damaging to the Company, and is strictly prohibited.

12.4.The Bound Persons must sign the Declaration of Acceptance of this Securities Trading Policy and inform the Company, via communication in writing to the Investor Relations Officer, of any Trading of Relevant Equity Interest.

12.5.The restrictions established in this Trading Policy do not apply to securities traded by any investment funds in which the Bound Persons are shareholders, provided that such funds are not exclusive investment funds or investment funds in which the Bound Persons may influence the trading decisions made by the fund administrator or portfolio manager.

12.6.Any violations of this Trading Policy verified by Bound Persons must be informed immediately to the Company by the Investor Relations Officer.

12.7.Any cases of omissions, exceptions and adjustments to this Trading Policy must be submitted for approval to the Investor Relations Officer.

12.8.This Securities Trading Policy was approved in a meeting of the Company’s Board of Directors held on February 22, 2022, with immediate effect for an indefinite term. Any amendment to this Trading Policy must be approved by the Board of Directors. The Securities Trading Policy may not be amended if the disclosure of a Material Fact or Event is pending.